Exhibit 99.1

    Medical Staffing Network Holdings Announces Second Quarter 2006 Operating
            Results; 151% Increase In Operating Income; EPS of $0.04


     BOCA RATON, Fla.--(BUSINESS WIRE)--July 27, 2006--Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today reported revenues of $95.3 million for the second quarter of 2006, a slight increase from first quarter 2006 revenues of $95.0 million and a decrease of 6.5% from second quarter 2005 revenues of $101.9 million. Net income for the second quarter of 2006 was $1.2 million, or $0.04 per diluted share, as compared with $0.01 per diluted share, for the second quarter of 2005.
     Commenting on the second quarter's results, Robert J. Adamson, chairman and chief executive officer, stated, "I am pleased to report that the Company is achieving its stated goal of improving its profitability during 2006. Income from operations in the second quarter was up 151% over the prior year quarter. Despite closing approximately 10% of our branch locations in the first quarter, the Company was able to marginally increase sequential revenues and significantly improve profitability. We remain extremely focused on continuing to increase profitability during the second half of 2006, and we have launched several initiatives to build on our successes from the second quarter."
     Adamson continued, "The first quarter restructuring has enabled the Company to deliver on its commitment to improving profitability. With the considerable increase in operating income and balance sheet strength, we plan to be opportunistic with respect to investment in both internal growth opportunities and growth through acquisition."
     Gross profit was $21.2 million for the second quarter of 2006, an increase of 7.3% from the first quarter of 2006 gross profit of $19.7 million and a 7.3% decrease from the second quarter of 2005 gross profit of $22.8 million. Gross margin for the second quarter of 2006 was 22.2%, an increase from the gross margin of 20.8% for the first quarter of 2006 and a decrease from the gross margin of 22.4% for the second quarter of 2005. The increase from the first quarter of 2006 was primarily due to lower state and federal unemployment taxes, which historically occurs after the first few months of the new calendar year. The decrease from the prior year was primarily due to higher travel and benefit costs in the current year.
     Selling, general and administrative expenses were $17.5 million, or 18.4% of revenues, in the second quarter of 2006 as compared with $20.4 million, or 20.0% of revenues, for the same period of the prior year and $19.1 million, or 20.1% of revenues, for the first quarter of 2006. The decrease from the prior year and the first quarter of 2006 was primarily due to cost reduction measures and closure of underperforming branches during the Company's previously announced restructuring initiative in the first quarter of 2006.
     Revenues were $190.3 million for the six months ended June 25, 2006, a decrease of 6.0% from revenues of $202.4 million for the comparable prior year period. Net loss for the six months ended June 25, 2006 was $3.3 million, or $0.11 per share, compared to net loss of $0.7 million, or $0.02 per share, for the comparable prior year period. The net loss for the six months ended June 25, 2006 is inclusive of a $0.13 per share charge for restructuring and related goodwill impairment charge associated with the first quarter reorganization initiative.
     Gross profit was $40.9 million for the six months ended June 25, 2006, a decrease of 7.7% from the gross profit of $44.3 million for the comparable prior year period. Gross margin for the six months ended June 25, 2006 was 21.5%, a decrease from the gross margin of 21.9% for the comparable prior year period. The decrease over the prior year was primarily due to higher benefit, travel and housing costs.
     Selling, general and administrative expenses were $36.7 million, or 19.3% of revenues, for the six months ended June 25, 2006 as compared to $41.2 million, or 20.4% of revenues, for the comparable prior year period. The decrease was primarily due to cost reduction measures and closure of underperforming branches.

     Conference Call

     The Company's management will host a conference call and webcast to discuss the earnings release at 11:00 a.m. Eastern time on Friday, July 28. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company's website at www.msnhealth.com or at www.earnings.com.

     Company Summary

     Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.

     This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to increase revenues or market share, our ability to continue to generate significant amounts of cash flow from operations, our ability to sustain the improved self insurance claims experience, our ability to attract and retain qualified nurses and other healthcare personnel, the overall level of demand for services provided by temporary nurses, our ability to enter into contracts with hospital and healthcare facility clients on terms attractive to us, our ability to maintain the improvement in the spread between bill and pay rates, the willingness of hospital and healthcare facility clients to utilize temporary healthcare staffing services, the general level of patient occupancy at our hospital and healthcare facility clients, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business including JCAHO accreditation, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and integration strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve and our ability to carry out our business strategy. Additional information concerning these and other important factors can be found within our filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.


                     MEDICAL STAFFING NETWORK HOLDINGS, INC.
                 Condensed Consolidated Statements of Operations
                (unaudited; in thousands, except per share data)

                               Three Months Ended   Six Months Ended
                               ------------------  ------------------
                               June 25,  June 26,  June 25,  June 26,
                                 2006      2005      2006      2005
                               --------  --------  --------  --------

Service revenues                $95,268  $101,872  $190,277  $202,448
Cost of services rendered        74,110    79,048   149,405   158,180
                               --------  --------  --------  --------
 Gross profit                    21,158    22,824    40,872    44,268
                               --------  --------  --------  --------

Operating expenses:
 Selling, general and
  administrative                 17,544    20,392    36,666    41,249
 Depreciation and amortization      954     1,374     2,055     2,842
 Restructuring and
  other charges                    --        --       6,272      --
                               --------  --------  --------  --------

Total operating expenses         18,498    21,766    44,993    44,091
                               --------  --------  --------  --------

Income (loss) from operations     2,660     1,058    (4,121)      177
Interest expense, net               646       655     1,335     1,452
                               --------  --------  --------  --------

Income (loss) before
 provision for (benefit from)
 income taxes                     2,014       403    (5,456)   (1,275)
Provision for (benefit from)
 income taxes                       805       140    (2,182)     (548)
                               --------  --------  --------  --------

Net income (loss)                $1,209      $263   $(3,274)    $(727)
                               ========  ========  ========  ========

Basic and diluted net income
 (loss) per share                 $0.04     $0.01    $(0.11)   $(0.02)
                               ========  ========  ========  ========

Weighted average common
 shares outstanding:
  Basic                          30,244    30,233    30,240    30,232
  Diluted                        30,289    30,290    30,240    30,232

Operating Statistics:
Hours worked                      2,347     2,476     4,670     4,945


                     MEDICAL STAFFING NETWORK HOLDINGS, INC.
                      Condensed Consolidated Balance Sheets
                            (unaudited; in thousands)

                                                   June 25,  Dec. 25,
                                                     2006      2005
                                                   --------  --------
ASSETS
Current assets:
 Cash and cash equivalents                             $208       $42
 Accounts receivable, net                            56,763    55,863
 Other current assets                                 6,323     6,542
                                                   --------  --------
   Total current assets                              63,294    62,447

Furniture and equipment, net                          7,990     8,427
Goodwill, net                                       127,667   130,589
Other assets, net                                     2,463     3,453
                                                   --------  --------

Total assets                                       $201,414  $204,916
                                                   ========  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and other current liabilities     $17,259   $14,416
 Accrued payroll and related liabilities              7,418     6,157
 Current portion of long-term debt                   21,754      --
                                                   --------  --------
   Total current liabilities                         46,431    20,573

Long-term debt                                         --      23,991
Deferred income taxes                                 7,735     9,790
Other long-term obligations                           1,182     1,314
                                                   --------  --------
   Total liabilities                                 55,348    55,668

Commitments and contingencies

Total stockholders' equity                          146,066   149,248
                                                   --------  --------

Total liabilities and stockholders' equity         $201,414  $204,916
                                                   ========  ========


     CONTACT: Medical Staffing Network Holdings, Inc., Boca Raton
              Robert J. Adamson, 561-322-1303